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                                 EXHIBIT 5(b)



March 10, 2000




Canadian National Railway Company
935 de la Gauchetiere Street West
16th Floor
Montreal, Quebec
H3B 2M9

Re: Combination Agreement, dated as of December 18, 1999, by and among Canadian National Railway Company, Burlington Northern Santa Fe Corporation, North American Railways, Inc. and Western Merger Sub, Inc., as amended (the "Combination Agreement")

Ladies and Gentlemen:

            We have acted as special Canadian counsel to Canadian National Railway Company, a corporation governed under the laws of Canada ("CN"), in connection with the corporate proceedings taken and to be taken relating to the Combination Agreement and a related plan of arrangement pursuant to section 192 of the Canada Business Corporations Act (the "CBCA") involving CN, North American Railways, Inc. ("NAR"), NAR Holdings Company and CN securityholders (the "Arrangement"), together providing for the issuance of one share of NAR common stock and one voting share of CN for each issued and outstanding share of Burlington Northern Santa Fe Corporation common stock, and the issuance of 1.05 shares of NAR common stock and 1.05 CN voting shares (or, upon election of a shareholder, 1.05 CN exchangeable shares, exchangeable at any time on a one-for-one basis for shares of NAR common stock, and 1.05 CN voting shares together with an interest in a trust entitling the holder to voting rights in NAR equivalent to the voting rights of holders of NAR common stock) for each issued and outstanding CN common share (the "Combination"), as contemplated by the Combination Agreement and the related Arrangement. Each CN voting share and CN exchangeable share will be stapled to, and will trade together as a single security with, one share of NAR common stock (the "Stapled Securities").

            We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form F-4 and S-4 (File Nos. 333-94399 and 333-94397) (the "Registration Statement") relating to the Combination. In this connection, we have examined such corporate and other
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records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

            In examining all documents, we have assumed that all individuals had the requisite legal capacity; all signatures are genuine; all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; and all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate.

            Our opinion is expressed only with respect to the laws of Canada in effect on the date of this opinion.

            Based on the foregoing, and subject to the Arrangement being approved by the securityholders of CN in accordance with the order of the Quebec Superior Court (the "Court") dated March 6, 2000, and being approved by a final order of the Court in accordance with the requirements of the CBCA, it is our opinion that the CN voting shares to be issued pursuant to the Arrangement will have been duly and validly authorized for issuance by all necessary action on the part of CN, and when issued in the form of Stapled Securities, as provided in the Arrangement, will be validly issued, fully paid and non-assessable shares in the capital of CN.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Chapter Three - Certain Legal Information - Legal Matters" therein.


                                Very truly yours,


                                /s/ Stikeman Elliot

                                STIKEMAN ELLIOTT